Exhibit 99.1

July 23, 2007	Steven F. Nicola
                         Chief Financial Officer, Secretary &
                         Treasurer
                         412:442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
SETTLEMENT AGREEMENT WITH YORKTOWNE CASKETS, INC.

PITTSBURGH, PA, July 23, 2007 -- Matthews International Corporation (NASDAQ NNM MATW) announced that its wholly-owned subsidiary, The York Group, Inc. (“York”), reached a settlement agreement after the close of business on July 20, 2007 with Yorktowne Caskets, Inc. and its shareholders (“Yorktowne”) with respect to all outstanding litigation between the parties.  In exchange for the mutual release, the principal terms of the settlement include the assignment by Yorktowne of certain customer and employment-related contracts to York and the purchase by York of certain assets of Yorktowne.  Specific financial terms of the settlement were not disclosed.

Joseph C. Bartolacci, President and Chief Executive Officer of Matthews International Corporation, stated: “We are pleased to have reached this agreement with Yorktowne.  In addition to ending this dispute between our two organizations, which have a long-standing relationship, this settlement will allow customers in the Yorktowne territory to continue to have uninterrupted access to the York product line.”

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates, pre-press and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.